NEWS RELEASE

July 26, 2018

NCR Announces Second Quarter 2018 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2018. Second quarter highlights include:

•	Revenue of $1.54 billion, down 4% as reported

•	Software revenue up 1% driven by cloud revenue growth of 7%

•	GAAP diluted EPS of $(1.31); Non-GAAP diluted EPS of $0.65

•	Services revenue up 4% and gross margin expansion of 70 basis points

•	Additional $200 million share repurchase authorized

•	Guidance reduced for full year 2018

“Second quarter results were mixed and given current execution challenges we are lowering our full year outlook,” said Michael Hayford, President and Chief Executive Officer. “I spent my first ninety days engaging with customers and employees around the world and am excited about our long-term growth profile. We are taking a number of steps to address current challenges with the goal of accelerating our growth and driving improved utilization of our resources. We added new members to our executive leadership team and made other organizational changes that are focused on improving the quality and delivery of our solutions, simplifying our business, and putting a greater focus on customer voice and success."

Hayford continued, “NCR’s business model is sound and is supported by our global scale and ability to power transactions across multiple attractive markets. We will continue to lead with compelling software and services offerings that drive competitive advantage, diversify our revenue streams, and develop customer loyalty, while streamlining our costs. Execution of this strategy and building upon our global leadership will best position NCR to deliver sustainable shareholder value creation. Our focus on innovation will continue, but in the near term our priority will be on resolving our execution challenges.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include free cash flow and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures, under the heading "Non-GAAP Financial Measures" later in this release.

Second Quarter 2018 Operating Results

Revenue
Second quarter revenue of $1.54 billion was down 4% year-over-year. Foreign currency fluctuations had a favorable impact on the revenue comparison of 1%.

The following table shows the revenue by segment for the second quarter:

$ in millions	2018	2017	% Change	% Change Constant Currency
Software License	$68	$77	(12%)	(13%)
Software Maintenance	93	91	2%	1%
Cloud	155	145	7%	7%
Professional Services	154	151	2%	—%
Software Revenue	$470	$464	1%	—%

Services Revenue	$610	$588	4%	3%

ATM	$180	$227	(21%)	(22%)
SCO	99	96	3%	3%
POS	178	213	(16%)	(18%)
IPS	—	5	(100%)	(100%)
Hardware Revenue	$457	$541	(16%)	(17%)

Total Revenue	$1,537	$1,593	(4%)	(5%)

Software revenue was up 1% driven by cloud revenue growth of 7%. Software license revenue declined 12% primarily due to lower Hardware sales and unattached software licenses.

Services revenue was up 4% driven by hardware maintenance and implementation services growth, as well as continued momentum in managed service offerings.

Hardware revenue was down 16%. ATM revenue declined 21% primarily due to supply constraints related to higher than expected demand for new products. ATM orders increased for the second consecutive quarter, which is expected to drive improved revenue performance in the back half of the year. SCO revenue increased 3% due to the timing of customer roll-outs. POS revenue decreased 16% in the quarter compared to growth of 18% in the prior year, which benefited from several large customer roll-outs.

Gross Margin
Second quarter gross margin of $403 million was down from $461 million in the prior year period. Gross margin rate was 26.2%, down from 28.9%. The decrease in gross margin was primarily due to $41 million of costs incurred related to our restructuring and transformation initiatives. Second quarter gross margin (non-GAAP) of $449 million was down from $477 million in the prior year period. Gross margin rate (non-GAAP) was 29.2%, down from 29.9%. The decrease in gross margin (non-GAAP) was primarily due to lower software license and Hardware revenues, offset by continued focus on productivity improvements in our Services segment.

Expenses
Second quarter operating expenses of $509 million increased from $286 million in the prior year period. The increase in operating expenses (GAAP) was primarily due to $183 million of asset impairment charges described below and $25 million of costs incurred related to restructuring and transformation initiatives. Second quarter operating expenses (non-GAAP) of $284 million increased from $265 million. The increase in operating expenses (non-GAAP) was due to continued investment in the business to improve execution.

Operating Income
Second quarter loss from operations of $106 million decreased from income from operations of $175 million in the prior year period. The decrease in income from operations was primarily due to $183 million of asset impairment charges described below and $66 million of costs incurred related to restructuring and transformation initiatives. Second quarter operating income (non-GAAP) of $165 million decreased from $212 million. Operating income (non-GAAP) reflected lower software license and Hardware revenue and continued investment in the business, partially offset by continued Services margin expansion.

Other (Expense)
Second quarter other (expense) and other (expense) (non-GAAP) of $50 million increased from $45 million compared to the prior year period.

Income Tax Expense
Second quarter income tax benefit of $12 million decreased from expense of $33 million compared to the prior year period. The second quarter effective income tax rate was 8% compared to 25% in the prior year. Second quarter income tax expense (non-GAAP) of $18 million decreased from $45 million in the prior year period. The second quarter effective income tax rate (non-GAAP) was 16% compared to 27% in the prior year. Income tax expenses decreased due to lower income before taxes in the quarter, favorable audit settlements and the impact of U.S. Tax Reform.

Net Income from Continuing Operations Attributable to NCR
Second quarter net loss from continuing operations attributable to NCR of $143 million decreased from net income of $97 million in the prior year period. Second quarter net income from continuing operations attributable to NCR (non-GAAP) of $97 million decreased from $122 million in the prior year.

Cash Flow
Second quarter cash provided by operating activities of $119 million increased from cash provided by operating activities of $95 million in the prior year period. Free cash flow was $27 million in the second quarter of 2018 as compared to $18 million in the second quarter of 2017. The increases were due to working capital improvements, primarily in accounts receivable.

Non-Cash Charges

In the second quarter of 2018, the Company recorded pre-tax asset impairment charges of approximately $183 million due to expected lower operating performance of the Hardware business. These non-cash charges included a $146 million pre-tax impairment of goodwill assigned to the Hardware operating segment, for which no goodwill remains after this impairment, and a $37 million pre-tax impairment charge related to long-lived assets held and used in our Hardware operations.

Restructuring and Transformation Initiatives

Our previously announced restructuring and transformation initiatives continue to progress on track. In Services, our Mission One performance and profit improvement program continues to deliver revenue growth and margin expansion. In Hardware, we are moving to a more variable cost structure by reducing the number of manufacturing plants and increasing the use of contract manufacturers. We will continue to manage our costs and seek to capture operational efficiencies, as part of the normal course of business.

As part of these initiatives, in the second quarter of 2018 we incurred a $66 million pre-tax charge and $22 million of cash payments. In the six months ended June 30, 2018, we incurred a $82 million pre-tax charge and $36 million of cash payments. Our outlook remains unchanged and we still expect to incur a pre-tax charge over the next two years in the range of approximately $200 million to $250 million, with $100 million to $150 million in 2018, which will be included in income from operations. The cash impact is still expected to be approximately $150 million to $200 million over the next two years, with $100 million in 2018. We plan to achieve run-rate savings of approximately $150 million per year by 2020. The estimate of the pre-tax charges and cash impact has been included in our 2018 GAAP diluted earnings per share and free cash flow guidance.

Share Repurchase Program

NCR has repurchased shares of its common stock for approximately $45 million in the second quarter and $210 million in the first half of 2018 of the previously authorized $300 million share repurchase program.

Additionally, on July 25, 2018, the Company’s board of directors authorized an incremental $200 million of share repurchases. The timing and amount of any repurchases under the program will depend upon market conditions and will be made at the Company’s discretion. Repurchases under the program may be made from time to time in the open market, private transactions, accelerated stock repurchase programs, issuer self-tenders or otherwise, and may be discontinued at any time.

Full Year 2018 Outlook

We are reducing our full year 2018 guidance. The execution challenges surrounding product introductions, including supply chain constraints, is negatively impacting our revenue and costs versus our previous expectations. We are focused on improving execution in the current year to benefit 2019. Foreign currency has negatively impacted our revenue guidance by approximately $90 million and non-GAAP diluted earnings per share by approximately $0.08 from the previous quarter guidance. We now expect revenue growth to be (1)% to (3)%, (previous guidance of 0% to 3%). In addition to foreign currency, we have experienced softness in our Hardware revenue and to a lesser extent in our Software business, primarily due to execution challenges. Our view of ATM revenue growth is unchanged at roughly flat for the year and is supported by strong backlog.

GAAP diluted earnings per share is now expected to be $0.07 to $0.65 (previous guidance of $2.08 to $2.48), and non-GAAP diluted earnings per share to be $2.55 to $2.75 (previous guidance of $3.30 to $3.45). The decreases in diluted earnings per share is due to lower revenue, decreased gross margin rates in our Hardware business and continued investment to improve our execution. GAAP diluted earnings per share has also been impacted by the asset impairment charges described above. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 23% for 2018 compared to 25% in 2017. The decrease is due to the expected impact of U.S. Tax Reform. Free cash flow is now expected to be $300 million to $350 million or approximately 80% - 90% of non-GAAP net income.

We expect approximately two-thirds of the full year decrease in non-GAAP diluted earnings per share guidance to impact the third quarter of 2018. We expect costs and expenses to be higher in the third quarter as we address our execution and supply challenges. Revenue is expected to be higher in the fourth quarter as the supply constraints are resolved and the higher backlog converts to revenue.

2018 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the second quarter 2018 results and guidance for full year 2018. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 9669386.

More information on NCR’s Q2 2018 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 700 million transactions daily across financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier. NCR is headquartered in Atlanta, Ga., with about 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its website which is updated regularly with financial and other important information about NCR.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s plans for further share repurchases; NCR’s revised financial guidance and outlook (including the sections entitled “Full Year 2018 Outlook” and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures; NCR’s execution challenges and execution strategy; NCR’s expected areas of focus to drive growth and create long-term shareholder value; NCR’s software and services offerings; NCR’s plans to diversify revenue and streamline costs; NCR’s global leadership; expectations regarding ATM revenues and overall revenue in the second half of 2018; expectations for accelerating recurring revenue; NCR’s expected free cash flow generation and capital allocation strategy; and expected impact of NCR’s previously announced restructuring and transformation activities. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new US tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes the ratio of free cash flow to non-GAAP net income (or free cash flow conversion rate), which is calculated as free cash flow divided by non-GAAP net income. NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion rate do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q2 2018	Q2 2017
Gross Margin (GAAP)	$403	$461
Transformation & Restructuring costs	41	4
Acquisition-related amortization of intangibles	5	12
Gross Margin (Non-GAAP)	$449	$477

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q2 2018	Q2 2017
Gross Margin Rate (GAAP)	26.2%	28.9%
Transformation and Restructuring costs	2.7%	0.3%
Acquisition-related amortization of intangibles	0.3%	0.7%
Gross Margin Rate (Non-GAAP)	29.2%	29.9%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q2 2018	Q2 2017
Operating Expenses (GAAP)	$509	$286
Transformation and Restructuring costs	(25)	(4)
Asset impairment charges	(183)	—
Acquisition-related amortization of intangibles	(16)	(16)
Acquisition-related costs	(1)	(1)
Operating Expenses (Non-GAAP)	$284	$265

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q2 2018	Q2 2017
(Loss) Income from Operations (GAAP)	$(106)	$175
Transformation and Restructuring costs	66	8
Asset impairment charges	183	—
Acquisition-related amortization of intangibles	21	28
Acquisition-related costs	1	1
Operating Income (Non-GAAP)	$165	$212

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q2 2018	Q2 2017
Income Tax (Benefit) Expense (GAAP)	$(12)	$33
Transformation and Restructuring costs	16	2
Asset impairment charges	8	—
Acquisition-related amortization of intangibles	4	9
Acquisition-related costs	—	1
Impact of U.S. tax reform	2	—
Income Tax Expense (Non-GAAP)	$18	$45

Reconciliation of Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q2 2018	Q2 2017
Net (Loss) Income from Continuing Operations Attributable to NCR (GAAP)	$(143)	$97
Transformation and Restructuring costs	50	6
Asset impairment charges	174	—
Acquisition-related amortization of intangibles	17	19
Acquisition-related costs	1	—
Impact of U.S. tax reform	(2)	—
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$97	$122

Reconciliation of Diluted Earnings (Loss) Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q2 2018 Actual	Q2 2017 Actual	Current FY 2018 Guidance (2)	Prior FY 2018 Guidance (2)
Diluted Earnings (Loss) Per Share (GAAP) (1)	$(1.31)	$0.64	$0.07- $0.65	$2.08 - $2.48
Transformation & Restructuring costs	0.34	0.04	0.50 - 0.75	0.50 - 0.75
Asset impairment charges	1.17	—	1.16	—
Acquisition-related amortization of intangibles	0.11	0.12	0.42	0.42
Acquisition-related costs	0.01	—	0.05	0.05
Impact of U.S. tax reform	(0.01)	—	—	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.65	$0.80	$2.55- $2.75	$3.30 - $3.45

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q2 2018 QTD	Q2 2017 QTD	Current 2018 Guidance
Net cash provided by operating activities	$119	$95	$690 - $720
Total capital expenditures	(85)	(75)	(330) - (350)
Net cash used in discontinued operations	(7)	(2)	(40)
Free cash inflow	$27	$18	$300 - $350

Note: Capital expenditures in Q2 2018 and Q2 2017 included $22 million and $16 million, respectively, related to our new world headquarters. Net cash provided by operating activities in Q2 2018 and Q2 2017 included $14 million and $22 million, respectively, of reimbursement from the landlord.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended June 30, 2018
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Software License	(12)%	1%	(13)%
Software Maintenance	2%	1%	1%
Cloud	7%	—%	7%
Professional Services	2%	2%	—%
Software	1%	1%	—%
Services	4%	1%	3%
ATMs	(21)%	1%	(22)%
SCO	3%	—%	3%
POS	(16)%	2%	(18)%
IPS	(100)%	—%	(100)%
Hardware	(16)%	1%	(17)%
Total Revenue	(4)%	1%	(5)%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended June 30
	Three Months		Six Months
	2018	2017	2018	2017
Revenue
Products	$525	$618	$1,051	$1,172
Services	1,012	975	2,003	1,899
Total Revenue	1,537	1,593	3,054	3,071
Cost of products	451	478	871	902
Cost of services	683	654	1,360	1,296
Total gross margin	403	461	823	873
% of Revenue	26.2%	28.9%	26.9%	28.4%
Selling, general and administrative expenses	261	228	506	458
Research and development expenses	65	58	131	125
Asset impairment charges	183	—	183	—
(Loss) Income from operations	(106)	175	3	290
% of Revenue	(6.9)%	11.0%	0.1%	9.4%
Interest expense	(41)	(41)	(82)	(80)
Other (expense), net	(9)	(4)	(14)	(9)
Total other (expense), net	(50)	(45)	(96)	(89)
(Loss) Income before income taxes and discontinued operations	(156)	130	(93)	201
% of Revenue	(10.1)%	8.2%	(3.0)%	6.5%
Income tax (benefit) expense	(12)	33	(5)	47
(Loss) Income from continuing operations	(144)	97	(88)	154
(Loss) Income from discontinued operations, net of tax	(2)	5	(37)	5
Net (loss) income	(146)	102	(125)	159
Net loss attributable to noncontrolling interests	(1)	—	—	—
Net (loss) income attributable to NCR	$(145)	$102	$(125)	$159
Amounts attributable to NCR common stockholders:
(Loss) income from continuing operations	$(143)	$97	$(88)	$154
Dividends on convertible preferred stock	(12)	(12)	(24)	(24)
Deemed dividend on modification of convertible preferred stock	—	—	—	(4)
Deemed dividend on convertible preferred shares related to redemption	—	—	—	(58)
Net (loss) income from continuing operations attributable to NCR common stockholders	(155)	85	(112)	68
(Loss) income from discontinued operations, net of tax	(2)	5	(37)	5
Net (loss) income attributable to NCR common stockholders	$(157)	$90	$(149)	$73
Net (loss) income per share attributable to NCR common stockholders:
Net (loss) income per common share from continuing operations
Basic	$(1.31)	$0.70	$(0.94)	$0.56
Diluted	$(1.31)	$0.64	$(0.94)	$0.53
Net (loss) income per common share
Basic	$(1.33)	$0.74	$(1.26)	$0.60
Diluted	$(1.33)	$0.67	$(1.26)	$0.57
Weighted average common shares outstanding
Basic	117.9	121.4	118.6	122.1
Diluted	117.9	152.7	118.6	127.2

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended June 30
	Three Months				Six Months
	2018	2017	% Change	% Change Constant Currency	2018	2017	% Change	% Change Constant Currency
Revenue by segment
Software	$470	$464	1%	—%	$930	$916	2%	—%
Software Gross Margin Rate	47.4%	48.9%			47.6%	50.1%
Services	610	588	4%	3%	1,211	1,145	6%	3%
Services Gross Margin Rate	25.9%	25.2%			24.9%	23.5%
Hardware	457	541	(16)%	(17)%	913	1,010	(10)%	(12)%
Hardware Gross Margin Rate	14.9%	18.9%			14.8%	17.8%
Total Revenue	$1,537	$1,593	(4)%	(5)%	$3,054	$3,071	(1)%	(3)%
Gross Margin Rate	29.2%	29.9%			28.8%	29.6%
Operating income by segment
Software	$115	$127			$224	$251
% of Revenue	24.5%	27.4%			24.1%	27.4%
Services	77	74			139	118
% of Revenue	12.6%	12.6%			11.5%	10.3%
Hardware	(27)	11			(50)	1
% of Revenue	(5.9)%	2.0%			(5.5)%	0.1%
Subtotal-segment operating income	$165	$212			$313	$370
% of Revenue	10.7%	13.3%			10.2%	12.0%
Other adjustments (1)	271	37			310	80
Total income (loss) from operations	$(106)	$175			$3	$290

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended June 30
	Three Months		Six Months
In millions	2018	2017	2018	2017
Transformation and restructuring costs	$66	$8	$82	$21
Asset impairment charges	183	—	183	—
Acquisition-related amortization of intangible assets	21	28	44	57
Acquisition-related costs	1	1	1	2
Total other adjustments	$271	$37	$310	$80

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	June 30, 2018	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$343	$348	$537
Accounts receivable, net	1,272	1,338	1,270
Inventories	842	822	780
Other current assets	282	283	243
Total current assets	2,739	2,791	2,830
Property, plant and equipment, net	326	338	341
Goodwill	2,590	2,746	2,741
Intangibles, net	517	556	578
Prepaid pension cost	127	129	118
Deferred income taxes	472	474	460
Other assets	593	607	586
Total assets	$7,364	$7,641	$7,654
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$160	$34	$52
Accounts payable	711	697	762
Payroll and benefits liabilities	229	190	219
Contract liabilities	469	538	458
Other current liabilities	310	385	398
Total current liabilities	1,879	1,844	1,889
Long-term debt	2,952	3,038	2,939
Pension and indemnity plan liabilities	796	810	798
Postretirement and postemployment benefits liabilities	132	133	133
Income tax accruals	127	131	148
Other liabilities	258	245	200
Total liabilities	6,144	6,201	6,107
Redeemable noncontrolling interests	12	16	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of June 30, 2018, March 31, 2018 and December 31, 2017	834	822	810
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2018, March 31, 2018 and December 31, 2017	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 117.7, 118.3 and 122.0 shares issued and outstanding as of June 30, 2018, March 31, 2018 and December 31, 2017	1	1	1
Paid-in capital	—	—	60
Retained earnings	594	782	857
Accumulated other comprehensive loss	(224)	(184)	(199)
Total NCR stockholders' equity	371	599	719
Noncontrolling interests in subsidiaries	3	3	3
Total stockholders' equity	374	602	722
Total liabilities and stockholders' equity	$7,364	$7,641	$7,654

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended June 30
	Three Months		Six Months
	2018	2017	2018	2017
Operating activities
Net (loss) income	$(146)	$102	$(125)	$159
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) from discontinued operations	2	(5)	37	(5)
Depreciation and amortization	85	87	171	172
Stock-based compensation expense	26	22	40	41
Deferred income taxes	(3)	7	1	4
Gain on sale of property, plant and equipment and other assets	—	(1)	—	(1)
Impairment of long-lived and other assets	193	—	193	—
Changes in assets and liabilities:
Receivables	73	(11)	(41)	(28)
Inventories	(46)	(25)	(88)	(126)
Current payables and accrued expenses	20	(11)	(57)	(93)
Contract liabilities	(75)	(46)	—	50
Employee benefit plans	(5)	(9)	(8)	(6)
Other assets and liabilities	(5)	(15)	(28)	(33)
Net cash provided by operating activities	119	95	95	134
Investing activities
Expenditures for property, plant and equipment	(41)	(32)	(70)	(43)
Additions to capitalized software	(44)	(43)	(86)	(84)
Other investing activities, net	—	1	(3)	—
Net cash used in investing activities	(85)	(74)	(159)	(127)
Financing activities
Short term borrowings, net	3	10	2	13
Payments on term credit facilities	—	(14)	(34)	(25)
Payments on revolving credit facilities	(515)	(420)	(1,013)	(615)
Borrowings on revolving credit facilities	550	375	1,163	855
Repurchases of Company common stock	(45)	—	(210)	(350)
Proceeds from employee stock plans	6	5	11	8
Tax withholding payments on behalf of employees	(18)	(2)	(29)	(24)
Other financing activities	—	(1)	—	(1)
Net cash used in financing activities	(19)	(47)	(110)	(139)
Cash flows from discontinued operations
Net cash used in discontinued operations	(7)	(2)	(11)	(5)
Effect of exchange rate changes on cash and cash equivalents	(13)	4	(8)	12
Decrease in cash, cash equivalents, and restricted cash	(5)	(24)	(193)	(125)
Cash, cash equivalents and restricted cash at beginning of period	355	406	543	507
Cash, cash equivalents, and restricted cash at end of period	$350	$382	$350	$382